Exhibit 99.1

For Immediate Release:

Ciphergen Biosystems, Inc.
Sue Carruthers
Investor Relations
(510) 505 2233

Ciphergen Biosystems Closes Sale of BioSepra Process Chromatography Business to Pall Corporation

Ciphergen and Pall Execute Collaboration Agreement for Process Proteomics

Fremont, CA, November 30, 2004 — Ciphergen Biosystems, Inc. (Nasdaq:CIPH) announced today that it has closed the previously announced sale of Ciphergen’s BioSepra process chromatography business to Pall Corporation (NYSE: PLL) for a purchase price of approximately $32 million, net of cash and debt.  In addition, the two companies have entered into a collaboration for process proteomics, based on the combination of Ciphergen’s ProteinChip® technology and BioSepra’s leading chromatography products.  Ciphergen will also retain certain limited rights to access BioSepra’s chromatography sorbent technology for manufacture, use and sale in the research and diagnostic markets.

About Ciphergen

Ciphergen’s Biosystems Division develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research, and process proteomics applications.  ProteinChip Systems enable protein discovery, characterization, identification and assay development to provide researchers with predictive, multi-marker assay capabilities and a better understanding of biological function at the protein level.   Ciphergen’s Diagnostics Division is dedicated to the discovery of protein biomarkers and panels of biomarkers and their development into protein molecular diagnostic tests that improve patient care; and to providing collaborative R&D services through its Biomarker Discovery Center® laboratories for biomarker discovery for new diagnostic tests as well as pharmacoproteomic services for improved drug toxicology, efficacy and theranostic assays.  Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: For purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”), Ciphergen and Pall disclaim any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act.  Examples of such forward-looking statements include statements regarding the use of ProteinChip technology for protein purification optimization or to discover useful protein biomarkers that can act as novel drug targets or disease markers, the potential development and commercialization of clinical diagnostics that improve patient care, the ability to provide services that lead to improved toxicology assays and diagnostic assays, and statements regarding Ciphergen’s Diagnostics Division.  Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the ProteinChip technology’s ability to validate and/or develop protein biomarkers as novel drug targets, diagnostic or toxicology assays, and Ciphergen’s ability to successfully commercialize such tests.  Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-Q dated November 9, 2004.

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Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.